Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the registration statement filed with the Securities and Exchange Commission on Form S-8 (file No. 333-72834) of AmericanWest Bancorporation of our report dated June 15, 2004, with respect to the statements of net assets available for benefits of the AmericanWest Bank Profit Sharing 401(k) Plan as of December 31, 2003 and 2002, and the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental financial statement schedule, which report appears in the December 31, 2003 annual report on Form 11-K of the AmericanWest Bank Profit Sharing 401(k) Plan.

Everett, Washington

June 24, 2004